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                                                                       EXHIBIT 6


                                                                 August 21, 1997

                      BT AND MCI STATEMENT ON JOINT REVIEW

BT announced today that following a joint management review of the prospects of both companies, BT and MCI are having discussions concerning the economic terms of their existing merger agreement. There can be no assurance as to the outcome of the discussions.